Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the registration statements (Nos. 333-70083, 333-91977, 333-39716, 333-107980, 333-65908, 333-138497, 333-149603, 333-152655, 333-160955) on Form S-8, in the registration statements (Nos. 333-02517, 333-32115, 333-38861, 333-52963, 333-87197, 333-93759, 333-94915, 333-75636, 333-107977, 333-107978, 333-138395) on Form S-3 and in the registration statements (Nos. 333-101196, 333-42302, 333-148777 and 333-168369) on Form S-4 of Celgene Corporation and to the inclusion in this Celgene Corporation Current Report on Form 8-K, of our report dated March 12, 2010, with respect to the consolidated financial statements of Abraxis BioScience, Inc. for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Ernst & Young LLP

Los Angeles, California
September 30, 2010